Exhibit (a)(5)(J)

Telemar Norte Leste S.A. Announces Extension of Cash Tender Offer and Auction Date

for the Common Shares of Tele Norte Celular Participações S.A.

Rio de Janeiro, Brazil, January 6, 2009 – Telemar Norte Leste S.A. (“Telemar”), a leading telecommunications services provider in Brazil, announced today that it has extended the Expiration Date of its cash tender offer (the “Tender Offer”) for any and all of outstanding common shares (the “common shares”) of Tele Norte Celular Participações S.A. (“TNCP”). The Expiration Date previously announced was January 12, 2009. As of 5:00 p.m., New York City time, on January 5, 2009, no common shares of TNCP had been tendered pursuant to the Tender Offer.

As previously disclosed, on December 16, 2008, the Board of Commissioners of the CVM reversed the October 13, 2008 decision of the Superintendent for the Registration of Securities of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários, or the “CVM”) that had cancelled the registration of the Tender Offer. As a result of the October 13, 2008 decision of the Superintendant for the Registration of Securities of the CVM, the CVM withdrew its registration of the Tender Offer on October 13, 2008, and as a result of this withdrawal, the Tender Offer was suspended and the auction that was expected to occur on October 16, 2008 was postponed until the Board of Commissioners of the CVM provided a definitive decision regarding the appeal. As a result of the conclusion of Telemar’s appeal on December 16, 2008, Telemar filed a draft Notice of Mandatory Tender with the CVM on December 19, 2008. The CVM granted registration of the Tender Offer on January 2, 2009.

Telemar is hereby extending the Expiration Date for the Tender Offer until Thursday, January 15, 2009 (the “New Expiration Date”), and the Expiration Time until 6:00 p.m., Brasília time (3:00 p.m., New York City time), or the Expiration Date (the “New Expiration Time”). All references to the “Expiration Date” and the “Expiration Time” in the Offer to Purchase, dated September 16, 2008, as amended by Amendment No. 1 to Telemar’s Schedule TO filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 10, 2008, by Amendment No. 3 to Telemar’s Schedule TO filed with the SEC on October 15, 2008, by Amendment No. 4 to Telemar’s Schedule TO filed with the SEC on November 17, 2008, by Amendment No. 5 to Telemar’s Schedule TO filed with the SEC on December 5, 2008, and by Amendment No. 7 to Telemar’s Schedule TO filed with the SEC on December 19, 2008 (as so amended, the “Offer to Purchase”) shall be deemed to be references to the New Expiration Date and the New Expiration Time. Telemar may further extend the Expiration Date in its sole discretion.

Telemar hereby announces that the Auction on the Brazilian Stock, Commodities and Futures Exchange (Bolsa de Valores, Mercadorias e Futuros – BM&FBOVESPA, or the “BM&F BOVESPA”) described in the Offer to Purchase is currently scheduled to occur at 2:00 p.m., Brasília time (11:00 a.m., New York City time), on Friday, January 16, 2009, one business day after the Expiration Date (the “Auction Date”). As a result of the merger of the São Paulo Stock Exchange (Bolsa de Valores de São Paulo) with and into the Brazilian Commodities and Futures Exchange (Bolsa de Mercadorias e Futuros), all references in the Offer to Purchase to the BOVESPA are hereby amended to refer to the BM&F BOVESPA and all references in the Offer to Purchase to the CBLC are hereby amended to refer to the Brazilian Central Depository of Assets for the BM&F BOVESPA (Central Depositária de Ativos da BM&FBOVESPA).

Telemar hereby notifies the holders of the common shares that sell orders from brokers tendering common shares on behalf of tendering shareholders must be submitted no later than 1:00 p.m., Brasília time (10:00 a.m., New York City time) on the Auction Date through the BM&F BOVESPA’s Megabolsa electronic trading system using the code “TNCP3L.” Telemar is hereby extending the deadline for the withdrawal of tendered common shares until 1:00 P.M., Brasília Time (10:00 a.m., New York City Time), on the Auction Date.

Telemar notes that under CVM regulations the Auction must occur no later than February 16, 2009 and any extension, amendment or termination of the tender offer is subject to the CVM’s prior approval.

In addition, Telemar notes that the deadline for a third party to register a competing tender offer with the CVM and publish offering materials in Brazil expired on January 6, 2009.

Except as otherwise set forth in this press release and in Amendment No. 7 to Telemar’s Schedule TO filed with the SEC on December 19, 2008, the terms and conditions of the Offer to Purchase remain unchanged.

Questions or requests for assistance regarding the Tender Offer or additional copies of the Offer to Purchase may be made to Roberto Terziani, Investor Relations Director, Telemar Norte Leste S.A., Rua Humberto de Campos, 425, 7º andar, Leblon, Rio de Janeiro, RJ, Brazil 22430-190, or by calling +55 21 3131-1208.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the common shares. The Tender Offer is only being made pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. Restrictions on the Tender Offer may also apply in other jurisdictions. In any jurisdiction where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance, financial results and results of litigation and administrative proceedings. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to Telemar, are intended to identify forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

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